Exhibit (b)(1)

BANK OF AMERICA, N.A. BANC OF AMERICA BRIDGE LLC BANC OF AMERICA SECURITIES LLC 9 West 57th Street New York, NY 10019	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 Park Avenue New York, NY 10017	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013	MERRILL LYNCH CAPITAL CORPORATION MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 4 World Financial Center 250 Vesey Street New York, NY 10080
CONFIDENTIAL
July 24, 2006
Hercules Holding II, LLC
c/o Bain Capital Partners LLC
111 Huntington Avenue
Boston, Massachusetts 02199
Attention: Steve Pagliuca
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: Michael Michelson
c/o Merrill Lynch Global Partners
250 Vesey Street
4 World Financial Center
23rd Floor
New York, New York 10080
Attention: Chris Birosak
Project Hercules
Commitment Letter
Ladies and Gentlemen:
     You have advised each of Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMSI”), Citigroup Global Markets Inc. (“CGMI”), Merrill Lynch Capital Corporation (“MLCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and, together with Bank of America, Banc of America Bridge, BAS, CGMI, JMPCB, JPMSI and MLCC, “we”, “us” or the “Agents”) that Hercules Holding II, LLC (“Newco”), formed at the direction of Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., Merrill Lynch Global Partners and/or their respective affiliates (collectively, the “Sponsors”), intends to acquire (the “Acquisition”) all of the capital stock of a company previously identified to us (the “Company”), and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”)).
     You have further advised the Agents that, in connection therewith, it is intended that the financing for the Transactions will include (a) the senior secured credit facilities described in the Senior Facilities Term Sheet, in an aggregate principal amount of up to $16.80 billion, comprised of a $2.25 billion senior secured tranche A term loan facility (the “Tranche A Term Facility”), a $9.30 billion senior secured tranche B term loan facility (the “Tranche B Term Facility”), a $1.25 billion (US equivalent) senior secured term loan facility available in Euros, U.S. dollars and other currencies to be mutually agreed (the “European Term Facility”), a $2.00 billion senior secured asset-based revolving credit facility (the “Asset-Based Revolving Facility”) and a $2.00 billion senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Tranche A Term Facility, the Tranche B Term Facility, the European Term Facility and the Asset-Based Revolving Facility, the “Senior Facilities”) and (b) at your option, either (i) up to $5.70 billion in aggregate principal amount of senior secured second lien notes (the “Notes”) in a public offering or in a Rule 144A or other private placement or (ii) to the extent that the Notes are not issued on or prior to the Closing Date (as defined below), up to $5.70 billion of senior secured second lien increasing rate loans (the “Bridge Loans”) under the senior secured second lien bridge facility (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”). The Senior Facilities and the Bridge Facility are collectively referred to herein as the “Facilities.”
     In addition, it is intended that (a) the Company’s outstanding (i) 8.700% Medium Term Notes due 2010, (ii) 8.750% Notes due 2010, (iii) 8.750% Sterling Notes due 2010, (iv) 7.875% Senior Notes due 2011, (v) 6.950% Senior Notes due 2012, (vi) 6.300% Notes due 2012, (vii) 6.250% Notes due 2013, (viii) 6.750% Notes due 2013, (ix) 5.750% Senior Notes due 2014, (x) 9.000% Medium Term Notes due 2014, (xi) 6.375% Notes due 2015, (xii) 7.190% Debentures due 2015, (xiii) 6.500% Notes due 2016, (xiv) 7.500% Debentures due 2023, (xv) 8.360% Debentures due 2024, (xvi) 7.690% Notes due 2025, (xvii) 7.580% Notes due 2025, (xviii) 7.050% Debentures due 2027, (xix) 7.500% Notes due 2033, (xx) 7.750% Medium Term Notes due 2036 and (xxi) 7.500% Debentures due 2095, will each remain outstanding after giving effect to the Transactions (the “Retained Indebtedness”), and (b) substantially all of the Company’s outstanding (i) 8.850% Medium Term Notes due 2007, (ii) 7.000% Notes due 2007, (iii) 7.250% Notes due 2008, (iv) 5.250% Notes due 2008 and (v) 5.500% Notes due 2009, will each be (or an equivalent amount (but no more than an amount to be mutually agreed) of the Company’s other existing notes described in clause (a) above maturing prior to the maturity date of the Tranche A Term Facility will be) redeemed or repurchased (which may include a debt tender offer with respect thereto) in connection with the consummation of the Transactions and all amounts outstanding under the Company’s existing credit facilities will be repaid and all commitments in respect of such existing credit facilities will be terminated (such existing credit facilities, together with the indebtedness specified in clauses (b)(i) through (b)(v), the “Repaid

Indebtedness”). It is understood that if the amount of the Company’s existing notes redeemed or repurchased is less than as described above, the amount of the Facilities and the Notes will be reduced by such difference in a manner to be agreed.
     In connection with the foregoing, (a) Bank of America, JPMCB, CGMI (on behalf of Citigroup (as defined below)) and MLCC are pleased to advise you of their commitments to, severally and not jointly, each provide 25% of each of the Senior Facilities, and (b) Banc of America Bridge, JPMCB, CGMI (on behalf of Citigroup) and MLCC are pleased to advise you of their commitments to, severally and not jointly, each provide 25% of the Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).
     It is agreed that each of BAS, JPMSI, Citgroup and MLPF&S will act as a joint lead arranger (in such capacity, each, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and as a joint bookrunner for the Facilities; that Bank of America will act as administrative agent for the Senior Facilities (in such capacity, the “Administrative Agent”); that JPMCB and Citigroup will act as co-syndication agents for the Senior Facilities; that MLCC will act as documentation agent for the Senior Facilities; and that Citigroup will act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”). It is further agreed that (a) in connection with the Confidential Information Memorandum and any other offering or marketing materials relating to the Senior Facilities, Bank of America will appear “on the left”, and the names of the Lead Arrangers will appear in such order as they appear in the caption of this letter, (b) in connection with any Confidential Information Memorandum or other offering or marketing materials relating to the Bridge Facility, Citicorp will appear “on the left” and (c) additional Agents receiving lead arranger league table credit for each Facility will be determined by you in consultation with us. You may appoint additional agents, co-agents or lead arrangers or confer other titles in respect of each Facility in a manner and with economics determined by you in consultation with the Lead Arrangers. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in connection with the Facilities unless you and the Agents shall so agree. For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.
     The Agents reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Agents’ commitments hereunder to a group of financial institutions (together with the Agents, the “Lenders”) identified by the Agents in consultation with you and reasonably acceptable to them and you (your consent not to be unreasonably withheld or delayed); provided that, notwithstanding each Agent’s right to syndicate the Facilities and receive commitments with respect thereto, it is understood that any syndication of, or receipt of commitments in respect of, all or any portion of an Agent’s commitments hereunder prior to the initial funding under the Senior Facilities shall not reduce such Agent’s commitments hereunder (provided, however, that, notwithstanding the foregoing, assignments of an Agent’s commitments which are effective simultaneously with the funding of such commitments by the assignee shall be permitted) (the date of such initial funding under the Senior Facilities, the “Closing Date”). Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Agents’ commitments hereunder are not subject to syndication of the Facilities. The Agents intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date. You agree actively to assist the Agents in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, representatives and advisors of you, each of the Sponsors and the Company and the proposed Lenders at times mutually agreed upon, (c) your and the Sponsors’ assistance, and your using commercially reasonable efforts to cause the Company to assist, in the preparation of a customary Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndications, (d) prior to the launch of the syndications, using your commercially reasonable efforts to procure ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), (e) prior to the launch of the syndications, using your commercially reasonable efforts to complete a customary accounts receivable collateral exam with respect to the Receivables Collateral (as defined in the Senior Facilities Term Sheet) to the extent mutually agreed to be appropriate and (f) the hosting, with the Agents, of one or more meetings of prospective Lenders at times mutually agreed upon.
     The Administrative Agent, in consultation and cooperation with the Lead Arrangers and you, will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Agents in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and the Company to provide) to the Agents all customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Agents may reasonably request. You hereby represent and covenant that (a) to the best of your knowledge, all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Agents by you, the Company, the Sponsors or any of your and their respective representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Agents by you, the Company, the Sponsors or any of your and their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Agents. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Agents will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
     You hereby acknowledge that (a) the Agents will make available Information and Projections to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). If reasonably requested, you will assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes. It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize distribution of the Confidential Information Memorandum to prospective Lenders, address the intention that the public-side version does not include material non-public information about the Company (other than material non-public information that would be disclosed in the registration statement or offering memorandum in respect of the Notes or information about the Transactions), and exculpate you, the Company and us with respect to any liability related to the use of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.
     As consideration for the commitments of the Agents hereunder and their agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.
     The commitments of the Agents hereunder and their agreement to perform the services described herein are subject to (a) there not having occurred since December 31, 2005 any change or condition that would constitute a “Material Adverse Effect on the Company” as defined in the principal purchase agreement pursuant to which the Acquisition is to be consummated, in the form dated as of July 24, 2006 (the “Purchase Agreement”) (any such change or condition described in this paragraph (a) being referred to herein as a “Material Adverse Change”), (b) the satisfaction of the Agents that, prior to and during the syndications of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Newco, the Company or any of Newco’s or the Company’s respective subsidiaries being offered, placed or arranged (other than the Notes) and (c) the other conditions set forth or referred to in the Term Sheets and the other exhibits hereto.
     In addition, the commitments of the Agents hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities (the “Facilities Documentation”), in each case, reasonably satisfactory to them, and customary closing documentation to be mutually agreed consistent with Sponsor precedent, which in each case shall be consistent with the Term Sheets and customary and appropriate for transactions of this type for affiliates of the Sponsors (provided that, notwithstanding anything in this Commitment

Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (determined without regard to whether any notice is required to be delivered by you) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Guarantee (other than any domestic Guarantee) or Collateral (each as defined in Exhibit A hereto) (other than the U.S. pledge and perfection of security interests in the capital stock of subsidiaries held by Holdings, the Borrower and the Guarantors (to the extent required under the Senior Facilities Term Sheet) and other assets in which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Guarantee and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed)). Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of the Agents and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type with affiliates of the Sponsors. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate power and authority, the execution, delivery and enforceability of the Facilities Documentation, Federal Reserve margin regulations, and the Investment Company Act.
     You agree (a) to indemnify and hold harmless each of the Agents and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its related parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Facilities Documentation or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other

Indemnified Person, and (b) to reimburse the Agents and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Agents’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Agents identified in the Term Sheets and of a single local counsel to the Agents in each relevant jurisdiction (except allocated costs of in-house counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any collateral arrangements in connection therewith (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of its related parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.
     You acknowledge that the Agents and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agents nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Agents nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Agents nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Agents is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Agents have advised or are advising you on other matters, (b) the Agents, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Agents, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Agents are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Agents have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Agents shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

     You further acknowledge that each Agent is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Agent may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Company and its subsidiaries and other companies with which you, the Borrower, the Sponsor or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such Agent or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
     This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to the Borrowers, with all obligations and liabilities of Newco hereunder being assumed by such Borrowers upon the effectiveness of such assignment) without the prior written consent of the Agents, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Agents hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities, (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and (iii) set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or the activities of the Agents pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors and to your and their officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Agents consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter) to the Company and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any proxy relating to the Acquisition and in any prospectus or other offering memorandum relating to the Notes, (iii) you may disclose this Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Facilities and (iv) you may disclose the Fee Letter and the contents thereof (A) as part of a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and (B) to the Company and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.
     You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that the Agents shall not be liable for any damages arising from the use by others of information or documents transmitted in such manner.
     The Agents and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Agents or any of their affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d)

to the extent that such information is received by the Agents from a third party that is not to the Agents’ knowledge subject to confidentiality obligations to the Borrower, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.
     The compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter (or, in the case any Notes are issued on the Closing Date, upon the initial funding of the Senior Facilities only), and you shall be released from all liability in connection therewith at such time.
     We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of the Agents and each other Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of the Agents or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Agents and each Lender.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Administrative Agent executed counterparts hereof and of the Fee Letter not later than 12:00 midnight, New York City time, on July 25, 2006. The Agents’ respective commitments hereunder and agreements contained herein will expire at such time in the event that the Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before January 31, 2007, then this Commitment Letter and the commitments and undertakings of each of the Agents hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension.
     BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA IS OFFERING TO COMMIT TO ITS PORTION OF THE SENIOR FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S OFFER TO COMMIT TO ITS PORTION OF THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE IS

OFFERING TO COMMIT TO ITS PORTION OF THE BRIDGE FACILITIES SEPARATE AND APART FROM BANK OF AMERICA’S OFFER TO COMMIT TO ITS PORTION OF THE SENIOR FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR FACILITIES OR THE BRIDGE FACILITY OR BOTH.
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          The Agents are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BANK OF AMERICA, N.A.

By	/s/ Thomas W. Okel
Name: Thomas W. Okel
Title: Managing Director

BANC OF AMERICA SECURITIES LLC

By	/s/ Bruce R. Thompson
Name: Bruce R. Thompson
Title: Managing Director

BANC OF AMERICA BRIDGE LLC

By	/s/ Bruce R. Thompson
Name: Bruce R. Thompson
Title: Managing Director
[SIGNATURE PAGE TO COMMITMENT LETTER]

JPMORGAN CHASE BANK, N.A.

By	/s/ G. Spevack
Name: G. Spevack
Title: Vice President

J.P. MORGAN SECURITIES INC.

By	/s/ Sameer Khambadkone
Name: Sameer Khambadkone
Title: Vice President
[SIGNATURE PAGE TO COMMITMENT LETTER]

CITIGROUP GLOBAL MARKETS INC.

By	/s/ John W. Peruzzi
Name: John W. Peruzzi
Title: Managing Director
[SIGNATURE PAGE TO COMMITMENT LETTER]

MERRILL LYNCH CAPITAL CORPORATION

By	/s/ Sarang Gadkari
Name: Sarang Gadkari
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Sarang Gadkari
Name: Sarang Gadkari
Title: Managing Director
[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

HERCULES HOLDING II, LLC

By	/s/ Chris Gordon
Name: Chris Gordon
Title: President and Assistant Secretary
[SIGNATURE PAGE TO COMMITMENT LETTER]